Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian Hall, EVP
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI Industries First-Quarter 2023 Conference Call Scheduled for May 9, 2023, at 8:30 a.m. ET

ELKHART, Ind., April 18, 2023 – LCI Industries (NYSE: LCII), which, through its wholly-owned subsidiary, Lippert Components, Inc. ("Lippert"), supplies, domestically and internationally, a broad array of highly engineered components for the leading original equipment manufacturers ("OEMs") in the recreation and transportation product markets, and the related aftermarkets of those industries, will release its first-quarter 2023 financial results before the market opens on Tuesday, May 9, 2023.

LCI Industries will also host a conference call on Tuesday, May 9, 2023, at 8:30 a.m. ET to discuss the results and other business matters. The call will conclude with a question-and-answer session with participation limited to institutional investors and analysts.

The conference call can be accessed by dialing (833) 470-1428 for participants in the U.S. and (404) 975-4839 for participants outside the U.S. using the required access code 489509. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call. Individual investors, retail brokers, and the media are invited to listen to a live webcast of the call on the LCI Industries website at investors.lci1.com.

A replay of the conference call will be available for two weeks by dialing (866) 813-9403 for participants in the U.S. and (929) 458-6194 for those outside the U.S. and referencing access code 129639. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

Participating in the conference call will be:

•Jason Lippert, CEO
•Lillian Etzkorn, CFO
•Brian Hall, EVP

About LCI Industries

LCI Industries, through its wholly-owned subsidiary, Lippert, manufactures and supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation and transportation product markets, consisting primarily of recreational vehicles and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies engineered components to the related aftermarkets of these industries, primarily by selling to retail dealers, wholesale distributors, and service centers. Lippert's products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; towing products; truck accessories; electronic components; appliances; air conditioners; televisions and sound systems; tankless water heaters; and other accessories. Additional information about Lippert and its products can be found at www.lippert.com.

Source: LCI Industries

Brian Hall, EVP, (574) 535-1125, LCII@lci1.com